Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT, dated as of August 5, 2024, by and among New Providence Acquisition II LLC, Alexander Coleman and Gary P. Smith (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of shares of Class A common stock, $0.0001 par value per share, of New Providence Acquisition Corp. II, as of August 5, 2024, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: August 5, 2024	NEW PROVIDENCE ACQUISITION II LLC

	By:	/s/ Gary P. Smith
		Name:	Gary P. Smith
		Title:	Authorized Signatory

Date: August 5, 2024		/s/ Gary P. Smith
Gary P. Smith

Date: August 5, 2024		/s/ Alexander Coleman
Alexander Coleman